Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Third Quarter 2018 Results

•	Third quarter 2018 net income of $38 million and adjusted EBITDA of $99 million

•	Year-to-date diluted earnings per share of $1.82 and adjusted net income per share of $1.53; 264 percent increase in adjusted earnings per share from prior year

•	Year-to-date operating cash flow of $160 million; Adjusted free cash flow of $97 million

•	Increased sequential performance in High Purity Cellulose with continued support from commodity segment earnings

•
Successful execution of Cost Transformation with $38 million of savings achieved year-to-date; Increasing 2018 target by $10 million to $50 million; On-track to deliver $155 million of 3-year strategic EBITDA goal

•	Returned capital of $39 million to stockholders through dividends and share repurchases year-to-date

JACKSONVILLE, Fla., November 5, 2018 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported third quarter 2018 net income of $38 million, or $0.60 per diluted common share, compared to $16 million, or $0.28 per diluted common share in the third quarter of 2017. Year-to-date 2018 net income was $116 million, or $1.82 per diluted common share, compared to $30 million, or $0.46 per diluted common share for the first nine months of 2017. Earnings for both the third quarter and year-to-date 2018 periods increased due to the November 2017 acquisition of Tembec Inc. (“Tembec”).
Third quarter 2018 adjusted net income was $35 million, or $0.54 per diluted common share, compared to $10 million, or $0.18 per diluted common share in the third quarter of 2017. Year-to-date adjusted net income was $98 million, or $1.53 per diluted common share, compared to $28 million, or $0.42 per diluted common share in 2017.

A reconciliation of net income to adjusted net income and the related impact on diluted earnings per share can be found on Schedule F.

“Year-to-date we have generated $291 million of adjusted EBITDA, $97 million of adjusted free cash flow, and captured cost transformation and synergy savings of $38 million. Our solid results this quarter allowed us to invest in high-return strategic capital projects, repay debt and return capital to shareholders,” said Paul Boynton, Chairman, President and Chief Executive Officer. “With our strong position in High Purity Cellulose, a positive outlook in the Pulp markets, and significant cash generation, we remain committed to our execution focus and opportunities to return capital through share repurchases.”
Third Quarter and Year-to-date Operating Results
In the following tables, the Company’s net sales and operating results for the third quarter and first nine months of 2018 are compared against the prior year comparable period results which preceded the acquisition of Tembec. In addition, the 2018 net sales and operating results are compared against the combined net sales and operating results which assume that the Company’s prior year comparable period had been combined with Tembec’s.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Net sales comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Net sales (in millions)	September 29, 2018	September 23, 2017	Combined[1] September 2017	September 29, 2018	September 23, 2017	Combined[1] September 2017
High Purity Cellulose	$308	$210	$334	$876	$612	$938
Forest Products	86	—	99	282	—	266
Pulp	89	—	80	265	—	217
Paper	78	—	81	238	—	229
Eliminations	(17)	—	(19)	(53)	—	(52)
Total net sales	$544	$210	$575	$1,608	$612	$1,598
Operating income comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Operating income (loss) (in millions)	September 29, 2018	September 23, 2017	Combined[1] September 2017	September 29, 2018	September 23, 2017	Combined[1] September 2017
High Purity Cellulose	$34	$30	$50	$83	$96	$143
Forest Products	8	—	11	35	—	27
Pulp	26	—	16	75	—	31
Paper	14	—	9	23	—	32
Corporate	(26)	(11)	(19)	(48)	(36)	(54)
Total operating income	$56	$19	$67	$168	$60	$179
1 Combined net sales and operating income (loss) represents the combination of Tembec’s net sales and operating earnings as of September 30, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate for the periods presented, with the Company’s net sales and operating income for the comparable periods. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined net sales and operating results of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the net sales or operating results that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.

High Purity Cellulose
Operating income for the three month period ended September 29, 2018 increased $4 million driven by the operating income from the Tembec acquisition. Operating income decreased $13 million for the nine month period ended September 29, 2018 over the comparable 2017 period as lower cellulose specialties prices and higher chemical and energy costs from the Company’s historical operations were offset by the operating income from the Tembec acquisition.

On a combined basis, operating income for the three and nine month periods ended September 29, 2018 decreased over the comparable 2017 periods by $16 million and $60 million, respectively. These decreases were primarily driven by the expected decrease in cellulose specialties sales prices and volumes combined with higher chemical, energy and wood costs. Additionally, the 2018 three and nine month periods were negatively impacted by $2 million and $3 million, respectively, for the Company’s share of the new lignin joint venture loss. The increased costs were partially offset by transformation and synergy savings during the periods.

Forest Products
Operating income for the three and nine month periods ended September 29, 2018 increased over the comparable 2017 periods by $8 million and $35 million, respectively, driven by the Tembec acquisition.
On a combined basis, operating income decreased $3 million for the three month period ended September 29, 2018 over the comparable 2017 period as higher lumber sales prices were more than offset by lower sales volumes and higher wood and transportation costs. Sales volumes in the quarter were impacted by weakening market conditions and production downtime to implement capital improvements. Operating income increased $8 million for the nine month period ended September 29, 2018 over the comparable 2017 period as higher lumber sales prices were partially offset by lower sales volumes and higher costs for wood and transportation.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp
Operating income for the three and nine month periods ended September 29, 2018 increased over the comparable 2017 periods by $26 million and $75 million, respectively, driven by the Tembec acquisition.
On a combined basis, operating income for the three and nine month periods ended September 29, 2018 increased $10 million and $44 million, respectively, primarily due to higher high-yield pulp prices of 17 and 27 percent, respectively.
Paper
Operating income for the three and nine month periods ended September 29, 2018 increased over the comparable 2017 periods by $14 million and $23 million, respectively, driven by the Tembec acquisition.
On a combined basis, operating income increased $5 million for the three month period ended September 29, 2018 over the comparable 2017 period as the reversal of duties on U.S. shipments of newsprint and higher newsprint sales prices more than offset lower sales volumes, higher pulp costs in paperboard, which benefits our Pulp segment, and increased amortization and depreciation related to the purchase accounting associated with the acquisition of Tembec. Operating income decreased $9 million for the nine month period ended September 29, 2018 over the comparable 2017 period primarily due to higher pulp costs in paperboard and increased amortization and depreciation related to the purchase accounting associated with the acquisition of Tembec partially offset by higher sales prices.
Corporate
Operating expense for the three and nine month periods ended September 29, 2018 increased over the comparable 2017 periods by $15 million and $12 million, respectively, driven by the Tembec acquisition.

On a combined basis, operating expense increased $7 million for the three month period ended September 29, 2018 over the comparable 2017 period driven by severance expense of approximately $4 million, higher costs for disposed operations and higher incentive compensation costs. Operating expenses decreased $6 million for the nine month period ended September 29, 2018 over the comparable 2017 period primarily related to synergy savings offset by severance expense, increased disposed operations costs and increased incentive compensation costs.

Transformation and Synergy Savings
During the first nine months of 2018, the Company achieved approximately $38 million of its $40 million Cost Transformation target for 2018, excluding one-time costs. Approximately $19 million of the savings were related to synergy activities and are associated with reduced corporate expenses, enhanced procurement practices, and operational effectiveness. Synergy savings required approximately $6 million in one-time costs and an additional $4 million in capital expenditures. The Company currently expects to exceed its prior Cost Transformation target for 2018 and is raising the target by $10 million to $50 million for the year.
Non-Operating Expenses
Interest expense was $15 million for the third quarter of 2018 and $45 million for the first nine months of the year. The increases of $6 million and $18 million over the prior year three and nine month periods, respectively, were due to higher debt balances and interest rates associated with the debt used to finance the acquisition of Tembec. Interest income and other expenses, net, increased in the current year primarily due to the favorable impact of Tembec’s pension plans on other components of net periodic pension costs.
Non-operating expenses also includes $21 million in adjustments to the gain on bargain purchase associated with the acquisition of Tembec in the fourth quarter of 2017. The adjustments were recorded in the second and third quarters of 2018.
Income Tax Expense
The year-to-date effective tax rate was 26 percent for 2018, compared to 38 percent in the prior year period. The current year-to-date effective rate differs from the federal statutory rate of 21 percent primarily due to different statutory tax rates of foreign operations and the U.S. taxes from the inclusion of certain foreign income, partially offset by a nontaxable bargain purchase adjustment included in pretax income and a return to accrual adjustment related to previously filed tax returns. The prior year-to-date effective tax rate differed from the then enacted federal statutory rate of 35 percent primarily due to the unfavorable tax impact of the accounting for the 2014 employee incentive stock program which did not pay out as a result of not meeting the required performance criteria.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Cash Flows and Liquidity
Year-to-date, the Company generated operating cash flows of $160 million and adjusted free cash flows of $97 million. Working capital used $74 million of cash as a result of higher inventories, increases in deferred costs related to the annual maintenance outages at all four high purity plants, and the timing of customer incentive and prepayments.
Year-to-date, the Company invested $93 million in capital expenditures, which included approximately $30 million of strategic capital, and received approximately $16 million from the sale of its resins operations.
The Company paid down $34 million of debt year-to-date and ended the quarter with adjusted net debt of $1,103 million and $322 million of total liquidity, including $106 million of cash and $216 million available under the revolving credit facility after taking into account outstanding letters of credit. The Company also returned $39 million of capital to shareholders through dividends and stock repurchases year-to-date.
Outlook
High Purity Cellulose
On a combined basis, cellulose specialties sales prices and volumes are anticipated to decline approximately 3 to 4 percent in 2018 from 2017 driven primarily by lower demand for acetate products. Commodity sales volumes are expected to decline 2 percent. Despite higher wood costs caused by wet weather, the sale of its resins business and an estimated $2 million fourth quarter impact of the 5 percent tariff on approximately $160 million of annual sales of cellulose specialties into China from the U.S., the Company expects fourth quarter adjusted EBITDA to be modestly below third quarter.

Forest Products
Lumber prices have declined significantly from the recent peak. However, the Company believes the market has over-corrected and expects lumber prices to rebound given the relative level of the U.S. housing starts and strong GDP growth. Industry participants have begun to take downtime which will reduce capacity and may improve market conditions. Profitability is anticipated to be break-even or at worst a modest loss in the fourth quarter.  Capital investments and cost reductions are expected to provide incremental profitability in 2019. Duties on lumber sales into the U.S. are anticipated to affect approximately 50 percent of the Company’s sales in this segment and reduce EBITDA by approximately $25 million during 2018.

Pulp
High-yield pulp prices are expected to remain near historically high levels in the fourth quarter. Strong demand for pulp, reduced recycled fiber imports to China, and global industry production at or near capacity continue to support pulp prices. With no significant new capacity expected in the pulp markets in the near-future, supply-demand dynamics should yield positive market conditions into 2019.

Paper
Paperboard markets are expected to remain stable while newsprint sales prices are expected to adjust downward with the reversal of the duties on U.S. shipments. In the fourth quarter, segment profitability is expected to be in-line with prior quarters, when taking into account the reversal of duties.

Capital Allocation and Investment
The Company anticipates that it will spend approximately $100 to $110 million in maintenance capital expenditures across all segments in 2018. In addition, the Company anticipates spending approximately $45 million on high-return strategic projects in 2018. Overall spending may be modestly below these amounts depending on timing at year-end. These strategic opportunities are predominantly focused in the High Purity Cellulose and Forest Products segments with an average pay-back of less than 2 years.
The Company expects to continue its dividend and share repurchases.
“During the year, we have realized the benefits of the scale and diversity brought to us by the Tembec acquisition and remain excited about our plans to grow EBITDA $155 million over the next three years through our strategic initiatives. As a result, we see a substantial opportunity to drive higher value in our business through the execution of our strategic plan,” concluded Boynton.
Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 10:00 a.m. ET on November 6 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on November 20, 2018. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13684401.

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of pro forma revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 38% of our pro forma 2017 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; The inability to effectively integrate the Tembec acquisition, and any future acquisitions we may make, may affect our results; and, we may not achieve the benefits anticipated from our previously-announced transformation plan.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - F of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
September 29, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 29,	June 30,	September 23,	September 29,	September 23,
	2018	2018	2017	2018	2017
Net Sales	$544	$542	$210	$1,608	$612
Cost of Sales	(448)	(440)	(178)	(1,330)	(509)
Gross Margin	96	102	32	278	103
Selling, general & administrative expenses	(31)	(25)	(12)	(79)	(40)
Duties	(1)	(12)	—	(21)	—
Other operating income (expense), net	(8)	1	(1)	(10)	(3)
Operating Income	56	66	19	168	60
Interest expense	(15)	(15)	(9)	(45)	(27)
Interest income and other expenses, net	2	7	(1)	12	(1)
Gain on bargain purchase	6	15	—	21	—
Gain on derivative instrument	—	—	14	—	16
Income Before Income Taxes	49	73	23	156	48
Income tax expense	(11)	(19)	(7)	(40)	(18)
Net Income Attributable to Rayonier Advanced Materials Inc.	$38	$54	$16	$116	$30
Mandatory convertible stock dividends	(3)	(4)	(4)	(10)	(10)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$35	$50	$12	$106	$20

Earnings Per Share of Common Stock
Basic earnings per share	$0.68	$0.97	$0.29	$2.07	$0.47
Diluted earnings per share	$0.60	$0.83	$0.28	$1.82	$0.46

Adjusted net income per share (a)	$0.54	$0.60	$0.18	$1.53	$0.42

Shares Used for Determining
Basic EPS	50,603,498	51,448,438	42,427,437	51,005,206	42,388,762
Diluted EPS	63,245,424	64,025,456	56,034,722	63,678,075	43,284,828

(a)	Adjusted net income per share is a non-GAAP measure. See Schedule F for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 29, 2018 (Unaudited)
(millions of dollars)

	September 29, 2018	December 31, 2017
Assets
Cash and cash equivalents	$106	$96
Other current assets	617	550
Property, plant and equipment, net	1,378	1,408
Other assets	567	589
	$2,668	$2,643
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$12	$9
Other current liabilities	299	298
Long-term debt and capital lease obligations	1,192	1,232
Non-current liabilities for disposed operations	148	151
Other non-current liabilities	240	259
Total stockholders’ equity	777	694
	$2,668	$2,643

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
September 29, 2018 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 29, 2018	September 23, 2017
Cash Provided by Operating Activities:
Net income	$116	$30
Gain on bargain purchase	(19)	—
Depreciation and amortization	108	64
Other items to reconcile net income to cash provided by operating activities	43	21
Changes in working capital and other assets and liabilities	(88)	3
	160	118
Cash Used for Investing Activities:
Capital expenditures	(93)	(44)
Proceeds from sale of resins operations	16	—
	(76)	(44)
Cash Used for Financing Activities:
Changes in debt	(34)	(5)
Dividends paid	(21)	(16)
Common stock repurchased	(18)	—
	(73)	(21)
Cash and Cash Equivalents:
Change in cash and cash equivalents	11	53
Net effect of foreign exchange on cash and cash equivalents	(1)	—
Balance, beginning of year	96	326
Balance, end of period	$106	$379

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
September 29, 2018 (Unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2018	September 23, 2017	Combined[1] September 2017	September 29, 2018	September 23, 2017	Combined[1] September 2017
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,333	$1,460	$1,396	$1,344	$1,456	$1,378
Commodity Products	807	737	789	813	739	793
Forest Products ($ per thousand board feet):
Lumber	487	—	441	500	—	406
Pulp ($ per metric ton):
High-Yield pulp	670	—	571	666	—	526
Paper ($ per metric ton):
Paperboard	1,120	—	1,127	1,136	—	1,116
Newsprint	633	—	466	590	—	459

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	163	114	173	466	331	489
Commodity Products	70	54	74	188	167	219
Forest Products (millions of board feet):
Lumber	141	—	171	457	—	499
Pulp (thousands of metric tons):
High-Yield pulp	124	—	128	368	—	379
Paper (thousands of metric tons):
Paperboard	45	—	49	131	—	143
Newsprint	44	—	56	151	—	150
1 Combined sales volumes and average sales prices represents the combination of Tembec’s sales volumes and average sales prices as of September 30, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate for the periods presented, with the Company’s sales volumes and average sales prices for the comparable periods. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined sales volumes and average sales prices of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the sales volumes and average sales prices that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 29, 2018 (Unaudited)
(in millions)

EBITDA and Adjusted EBITDA by Segment (a):	Three Months Ended September 29, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$8	$26	$16	$40	$(52)	$38
Depreciation and amortization	2	1	4	30	—	37
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	11	11
EBITDA	10	27	20	70	(26)	101
Gain on bargain purchase	—	—	—	(7)	1	(6)
Severance expense	—	—	—	—	4	4
Adjusted EBITDA	$10	$27	$20	$63	$(21)	$99

	Three Months Ended September 23, 2017
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$—	$—	$—	$29	$(13)	$16
Depreciation and amortization	—	—	—	21	—	21
Interest expense, net	—	—	—	—	9	9
Income tax expense	—	—	—	—	7	7
EBITDA	—	—	—	50	3	53
Acquisition related costs	—	—	—	—	5	5
Gain on derivative instrument	—	—	—	—	(14)	(14)
Adjusted EBITDA	$—	$—	$—	$50	$(6)	$44

EBITDA and Adjusted EBITDA by Segment (a):	Nine Months Ended September 29, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$35	$76	$30	$97	$(122)	$116
Depreciation and amortization	5	3	13	86	1	108
Interest expense, net	—	—	—	—	44	44
Income tax expense	—	—	—	—	40	40
EBITDA	40	79	43	183	(37)	308
Gain on bargain purchase	—	—	—	(10)	(11)	(21)
Severance expense	—	—	—	—	4	4
Adjusted EBITDA	$40	$79	$43	$173	$(44)	$291

	Nine Months Ended September 23, 2017
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$—	$—	$—	$93	$(63)	$30
Depreciation and amortization	—	—	—	64	—	64
Interest expense, net	—	—	—	—	25	25
Income tax expense	—	—	—	—	18	18
EBITDA	—	—	—	157	(20)	137
Acquisition related costs	—	—	—	—	13	13
Gain on derivative instrument	—	—	—	—	(16)	(16)
Adjusted EBITDA	$—	$—	$—	$157	$(23)	$134
(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 29, 2018 (Unaudited)
(millions of dollars, except per share information)

	Nine Months Ended
Adjusted Free Cash Flows (a):	September 29, 2018	September 23, 2017
Cash provided by operating activities	$160	$118
Capital expenditures	(63)	(41)
Adjusted Free Cash Flows	$97	$77

(a)
Adjusted free cash flows is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	September 29, 2018	December 31, 2017
Current maturities of long-term debt	$12	$9
Long-term debt & capital lease obligation	1,192	1,232
Total debt	1,204	1,241
Original issue discount, premiums and debt issuance costs	5	5
Cash and cash equivalents	(106)	(96)
Adjusted Net Debt	$1,103	$1,150

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 29, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 29, 2018		June 30, 2018		September 23, 2017		September 29, 2018		September 23, 2017
Adjusted Operating Income and Adjusted Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$56		$66		$19		$168		$60
Severance expense	4		—		—		4		—
Acquisition related costs	—		—		5		—		13
Adjusted Operating Income	$60		$66		$24		$172		$73

Net Income	$38	$0.60	$54	$0.83	$16	$0.28	$116	$1.82	$30	$0.46
Severance expense	4	0.06	—	—	—	—	4	0.06	—	—
Gain on bargain purchase	(6)	(0.10)	(15)	(0.23)	—	—	(21)	(0.33)	—	—
Acquisition related costs	—	—	—	—	5	0.09	—	—	13	0.30
Loss (gain) on derivative instrument	—	—	—	—	(14)	(0.25)	—	—	(16)	(0.37)
Tax effects of adjustments	(1)	(0.02)	—	—	3	0.06	(1)	(0.01)	1	0.03
Adjusted Net Income	$35	$0.54	$39	$0.60	$10	$0.18	$98	$1.53	$28	$0.42

(a)
Adjusted operating income is defined as operating income adjusted for acquisition related costs and fair market valuation of inventory. Adjusted net income is defined as net income adjusted net of tax for gain on bargain purchase, acquisition related costs, fair market valuation of inventory, and loss (gain) on derivative. Adjusted operating income and adjusted net income are not necessarily indicative of results that may be generated in future periods.

F